Exhibit 7.1

MAXCOM TELECOMUNICACIONES, S.A.B. DE C.V.

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES IN ACCORDANCE WITH

U.S. GAAP

	Year ended December 31,
	2011	2010	2009	2008	2007
	(thousands constant December 31, 2007 pesos for 2007 and thousands of
		nominal pesos for 2008, 2009, 2010 and 2011, except ratio data)

Income (Loss) Before Income Tax	(536,955)	(613,348)	(438,972)	(470,361)	299,631
Determination of the Ratio Fixed charges:
Interest expense	319,704	308,075	293,225	368,400	233,628
Interest capitalized during period	4,819	10,936	26,819	(50,709)	3,942
Rental expense	24,337	25,509	24,286	21,011	18,186
Amortization of Debt issuance costs	—	—	—	—	5,966
Total fixed charges	348,860	344,520	344,330	338,702	261,722
Earnings:
Income (loss) from continuing operations	(545,308)	(613,348)	(438,972)	(470,361)	299,631
Fixed charges	348,860	344,520	344,330	338,702	261,722
Amortization of capitalized interest	28,841	28,053	24,342	23,772	16,032
Less: interest capitalized during period	(4,819)	(10,936)	(26,819)	50,709	(3,942)
Total earnings	(172,426)	(251,711)	(97,119)	(57,178)	573,443
Ratio of Earnings to Fixed Charges	(0.49)	(0.73)	(0.28)	(0.17)	2.19
Insufficiency (sufficiency)	521,826	596,231	441,448	395,880	(311,721)

MAXCOM TELECOMUNICACIONES, S.A.B. DE C.V.

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES IN ACCORDANCE WITH MFRS

	Year ended December 31,
	2011	2010	2009	2008	2007
	(thousands constant December 31, 2007 pesos for 2007 and thousands of
		nominal pesos for 2008, 2009, 2010 and 2011, except ratio data)

Income (Loss) Before Income Tax	(553,094)	(931,818)	(365,095)	(671,457)	133,178
Determination of the Ratio Fixed charges:
Interest expense	310,177	314,412	302,035	255,662	232,912
Interest capitalized during period	14,346	4,599	18,009	62,029	4,658
Rental expense	24,337	25,509	24,286	21,011	18,186
Amortization of Debt issuance costs	—	—	—	—	5,966
Total fixed charges	348,860	344,520	344,330	338,702	261,722
Earnings:
Income (loss) from continuing operations	(553,094)	(931,818)	(365,095)	(671,457)	133,178
Fixed charges	348,860	344,520	344,330	338,702	261,722
Amortization of capitalized interest	26,632	25,953	23,826	11,654	4,136
Less: interest capitalized during period	(14,346)	(4,599)	(18,009)	(62,029)	(4,658)
Total earnings	(191,948)	(565,944)	(14,948)	(383,130)	394,378
Ratio of Earnings to Fixed Charges	(0.55)	(1.64)	(0.04)	(1.13)	1.51
Insufficiency (sufficiency)	540,808	910,464	359,278	(721,833)	(132,656)